Exhibit 99.4
Explanatory Note
During the first quarter of 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Business category, to our Group segment as we consider this contract with the government to be a group account. Financial statements and supplementary data set forth in this Exhibit 99.4 has been revised from the financial statements and supplementary data included in "Item 8" to Humana's Annual Report on Form 10-K for the year ended December 31, 2014 (which we refer to as the "2014 Form 10-K") to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new presentation. Revisions are highlighted in blue font. Financial statements and supplementary data set forth below has not been revised to reflect events or developments subsequent to February 18, 2015, the date that Humana filed the 2014 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2014 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
WITH RETROSPECTIVE APPLICATION OF SEGMENTS
Humana Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,935	$1,138
Investment securities	7,598	8,090
Receivables, less allowance for doubtful accounts of $137 in 2014 and $118 in 2013	1,168	950
Other current assets	4,011	2,122
Total current assets	14,712	12,300
Property and equipment, net	1,419	1,218
Long-term investment securities	1,949	1,710
Goodwill	3,711	3,733
Other long-term assets	1,675	1,774
Total assets	$23,466	$20,735
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Benefits payable	$4,475	$3,893
Trade accounts payable and accrued expenses	2,185	1,821
Book overdraft	334	403
Unearned revenues	361	206
Total current liabilities	7,355	6,323
Long-term debt	3,825	2,600
Future policy benefits payable	2,349	2,207
Other long-term liabilities	291	289
Total liabilities	13,820	11,419
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 197,951,551 shares issued at December 31, 2014 and 196,275,506 shares issued at December 31, 2013	33	33
Capital in excess of par value	2,330	2,267
Retained earnings	9,916	8,942
Accumulated other comprehensive income	223	158
Treasury stock, at cost, 48,347,541 shares at December 31, 2014 and 42,245,097 shares at December 31, 2013	(2,856)	(2,084)
Total stockholders’ equity	9,646	9,316
Total liabilities and stockholders’ equity	$23,466	$20,735
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
	2014	2013	2012
	(in millions, except per share results)
Revenues:
Premiums	$45,959	$38,829	$37,009
Services	2,164	2,109	1,726
Investment income	377	375	391
Total revenues	48,500	41,313	39,126
Operating expenses:
Benefits	38,166	32,564	30,985
Operating costs	7,639	6,355	5,830
Depreciation and amortization	333	333	295
Total operating expenses	46,138	39,252	37,110
Income from operations	2,362	2,061	2,016
Interest expense	192	140	105
Income before income taxes	2,170	1,921	1,911
Provision for income taxes	1,023	690	689
Net income	$1,147	$1,231	$1,222
Basic earnings per common share	$7.44	$7.81	$7.56
Diluted earnings per common share	$7.36	$7.73	$7.47
Dividends declared per common share	$1.11	$1.07	$1.03
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2014	2013	2012
	(in millions)
Net income	$1,147	$1,231	$1,222
Other comprehensive income (loss):
Change in gross unrealized investment gains/losses	122	(338)	164
Effect of income taxes	(44)	124	(60)
Total change in unrealized investment gains/losses, net of tax	78	(214)	104
Reclassification adjustment for net realized gains included in investment income	(20)	(22)	(33)
Effect of income taxes	7	8	12
Total reclassification adjustment, net of tax	(13)	(14)	(21)
Other comprehensive income (loss), net of tax	65	(228)	83
Comprehensive income	$1,212	$1,003	$1,305
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Issued Shares	Amount
	(dollars in millions, share amounts in thousands)
Balances, January 1, 2012	193,230	$32	$1,938	$6,825	$303	$(1,035)	$8,063
Net income				1,222			1,222
Other comprehensive income					83		83
Common stock repurchases						(518)	(518)
Dividends and dividend equivalents			—	(166)			(166)
Stock-based compensation			82				82
Restricted stock grants and restricted stock unit vesting	15	—					—
Restricted stock forfeitures	(1)	—	—				—
Stock option exercises	1,227	—	60				60
Stock option and restricted stock tax benefit			21				21
Balances, December 31, 2012	194,471	32	2,101	7,881	386	(1,553)	8,847
Net income				1,231			1,231
Other comprehensive loss					(228)		(228)
Common stock repurchases						(531)	(531)
Dividends and dividend equivalents			—	(170)			(170)
Stock-based compensation			92				92
Restricted stock unit vesting	563	—					—
Stock option exercises	1,242	1	66				67
Stock option and restricted stock tax benefit			8				8
Balances, December 31, 2013	196,276	33	2,267	8,942	158	(2,084)	9,316
Net income				1,147			1,147
Other comprehensive income					65		65
Common stock repurchases			(100)			(772)	(872)
Dividends and dividend equivalents			—	(173)			(173)
Stock-based compensation			98				98
Restricted stock unit vesting	966	—					—
Stock option exercises	710	—	52				52
Stock option and restricted stock tax benefit			13				13
Balances, December 31, 2014	197,952	$33	$2,330	$9,916	$223	$(2,856)	$9,646
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2014	2013	2012
	(in millions)
Cash flows from operating activities
Net income	$1,147	$1,231	$1,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	449	426	338
Stock-based compensation	98	92	82
Net realized capital gains	(20)	(22)	(33)
(Benefit) provision for deferred income taxes	(64)	42	(80)
Provision for doubtful accounts	32	37	26
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(264)	(251)	326
Other assets	(952)	(330)	(253)
Benefits payable	582	109	(41)
Other liabilities	413	313	300
Unearned revenues	155	(24)	(43)
Other	42	93	79
Net cash provided by operating activities	1,618	1,716	1,923
Cash flows from investing activities
Acquisitions, net of cash acquired	(18)	(187)	(1,235)
Proceeds from sale of business	72	34	—
Purchases of property and equipment	(528)	(441)	(410)
Proceeds from sales of property and equipment	—	4	—
Purchases of investment securities	(2,883)	(3,261)	(3,221)
Maturities of investment securities	885	1,077	1,497
Proceeds from sales of investment securities	2,409	1,592	1,404
Net cash used in investing activities	(63)	(1,182)	(1,965)
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(919)	(150)	(397)
Proceeds from issuance of senior notes, net	1,733	—	990
Repayment of long-term debt	(500)	—	(36)
Common stock repurchases	(872)	(531)	(518)
Dividends paid	(172)	(168)	(165)
Excess tax benefit from stock-based compensation	12	8	22
Change in book overdraft	(69)	79	18
Proceeds from stock option exercises and other, net	29	60	57
Net cash used in financing activities	(758)	(702)	(29)
Increase (decrease) in cash and cash equivalents	797	(168)	(71)
Cash and cash equivalents at beginning of year	1,138	1,306	1,377
Cash and cash equivalents at end of year	$1,935	$1,138	$1,306
Supplemental cash flow disclosures:
Interest payments	$143	$146	$110
Income tax payments, net	$1,030	$734	$745
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$18	$196	$1,535
Less: Fair value of liabilities assumed	—	(9)	(300)
Cash paid for acquired businesses, net of cash acquired	$18	$187	$1,235
The accompanying notes are an integral part of the consolidated financial statements.

Humana, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. REPORTING ENTITY
Nature of Operations
Humana Inc., headquartered in Louisville, Kentucky, is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. References throughout these notes to consolidated financial statements to “we,” “us,” “our,” “Company,” and “Humana,” mean Humana Inc. and its subsidiaries. We derived approximately 73% of our total premiums and services revenue from contracts with the federal government in 2014, including 15% related to our federal government contracts with the Centers for Medicare and Medicaid Services, or CMS, to provide health insurance coverage for individual Medicare Advantage members in Florida. CMS is the federal government’s agency responsible for administering the Medicare program.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements include the accounts of Humana Inc. and subsidiaries that the Company controls, including variable interest entities associated with medical practices for which we are the primary beneficiary. We do not own many of our medical practices but instead enter into exclusive long-term management agreements with the affiliated Professional Associations, or P.A.s, that operate these medical practices. Based upon the provisions of these agreements, these affiliated P.A.s are variable interest entities and we are the primary beneficiary, and accordingly we consolidated the affiliated P.A.s. All significant intercompany balances and transactions have been eliminated.
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The areas involving the most significant use of estimates are the estimation of benefits payable, future policy benefits payable, the impact of risk adjustment provisions related to our Medicare contracts, the valuation and related impairment recognition of investment securities, and the valuation and related impairment recognition of long-lived assets, including goodwill. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates.
Business Segment Reclassifications
On January 1, 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group, and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Businesses category, to our Group segment as we consider this contract with the government to be a group account. Prior period segment financial information has been recast to conform to the 2015 presentation. See Note 17 for segment financial information and Note 9 for goodwill information by segment.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Health Care Reform
The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) enacted significant reforms to various aspects of the U.S. health insurance industry. Certain of these reforms became effective January 1, 2014, including an annual insurance industry premium-based fee and the establishment of federally-facilitated or state-based exchanges coupled with three premium stabilization programs, as described more fully below.
The Health Care Reform Law imposes an annual premium-based fee on health insurers for each calendar year beginning on or after January 1, 2014 which is not deductible for tax purposes. We are required to estimate a liability for the health insurer fee and record it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized ratably to expense over the same calendar year. We record the liability for the health insurer fee in trade accounts payable and accrued expenses and record the deferred cost in other current assets in our consolidated financial statements. We pay the health insurer fee in September of each year. In September 2014, we paid the federal government $562 million for the annual health insurance industry fee attributed to calendar year 2014, in accordance with the Health Care Reform Law.
The Health Care Reform Law also establishes risk spreading premium stabilization programs effective January 1, 2014. The risk spreading programs are applicable to certain of our commercial medical insurance products. In the aggregate, our commercial medical insurance products represented approximately 18% of our total premiums and services revenue for the year ended December 31, 2014. These programs, commonly referred to as the 3Rs, include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. The transitional reinsurance and temporary risk corridors programs are for years 2014 through 2016, with potential for additional reinsurance recoveries through 2018 to the extent funds are available. Policies issued prior to March 23, 2010 are considered grandfathered policies and are exempt from the 3Rs. Certain states have allowed non-grandfathered policies issued prior to January 1, 2014 to extend the date of required transition to policies compliant with the Health Care Reform Law to as late as 2017. Accordingly, such policies are exempt from the 3Rs until they transition to policies compliant with the Health Care Reform Law.
The permanent risk adjustment program adjusts the premiums that commercial individual and small group health insurance issuers receive based on the demographic factors and health status of each member as derived from current year medical diagnosis as reported throughout the year. This program transfers funds from lower risk plans to higher risk plans within similar plans in the same state. The risk adjustment program is applicable to commercial individual and small group health plans (except certain exempt and grandfathered plans as discussed above) operating both inside and outside of the health insurance exchanges established under the Health Care Reform Law. Under the risk adjustment program, a risk score is assigned to each covered member to determine an average risk score at the individual and small group level by legal entity in a particular market in a state. Additionally, an average risk score is determined for the entire subject population for each market in each state. Settlements are determined on a net basis by legal entity and state. Each health insurance issuer’s average risk score is compared to the state’s average risk score. Plans with an average risk score below the state average will pay into a pool and health insurance issuers with an average risk score that is greater than the state average risk score will receive money from that pool. We generally rely on providers, including certain network providers who are our employees, to appropriately document all medical data, including the diagnosis codes submitted with claims, as the basis for our risk scores under the program. Our estimate of amounts receivable and/or payable under the risk adjustment program is based on our estimate of both our own and the state average risk scores. Assumptions used in these estimates include but are not limited to geographic considerations including our historical experience in markets we have participated in over a long period of time, member demographics (including age and gender for our members and other health insurance issuers), our pricing model, sales data for each metal tier (different metal tiers yield different risk scores), the mix of previously underwritten membership as compared to new members in plans compliant with the Health Care Reform Law, published third party studies, and other publicly available data including regulatory plan filings. We expect to refine our estimates as new information becomes available, including additional data released by the Department of Health and Human Services, or HHS, regarding estimates of state average risk scores. Risk adjustment is subject to audit by HHS, however, there will be no payments associated with these audits for 2014 or 2015, the first two years of the program.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The temporary risk corridor program applies to individual and small group Qualified Health Plans (or substantially equivalent plans), or QHPs, as defined by HHS, operating both inside and outside of the exchanges. Accordingly, plans subject to risk adjustment that are not QHPs, including our small group health plans, will not be subject to the risk corridor program. The risk corridor provisions limit issuer gains and losses by comparing allowable medical costs to a target amount, each defined/prescribed by HHS, and sharing the risk for allowable costs with the federal government. Allowable medical costs are adjusted for risk adjustment settlements, transitional reinsurance recoveries, and cost sharing reductions received from HHS. Variances from the target exceeding certain thresholds may result in HHS making additional payments to us or require us to refund HHS a portion of the premiums we received. HHS guidance provides that risk corridor collections over the life of the three year program will first be applied to any shortfalls from previous benefit years before application to current year obligations.
We estimate and recognize adjustments to premiums revenue for the risk adjustment and risk corridor provisions by projecting our ultimate premium for the calendar year separately for individual and group plans by state and legal entity. Estimated calendar year settlement amounts are recognized ratably during the year and are revised each period to reflect current experience, including changes in risk scores derived from medical diagnoses submitted by providers. We record receivables or payables at the individual or group level within each state and legal entity and classify the amounts as current or long-term in our consolidated balance sheets based on the timing of expected settlement.
The transitional reinsurance program requires us to make reinsurance contributions for calendar years 2014 through 2016 to a state or HHS established reinsurance entity based on a national contribution rate per covered member as determined by HHS. While all commercial medical plans, including self-funded plans, are required to fund the reinsurance entity, only fully-insured non-grandfathered plans compliant with the Health Care Reform Law in the individual commercial market will be eligible for recoveries if individual claims exceed a specified threshold. Accordingly, we account for transitional reinsurance contributions associated with all commercial medical health plans other than these non-grandfathered individual plans as an assessment in operating costs in our consolidated statements of income. We account for contributions made by individual commercial plans compliant with the Health Care Reform Law, which are subject to recoveries, as ceded premiums (a reduction of premiums) and similarly we account for any recoveries as ceded benefits (a reduction of benefits expense) in our consolidated statements of income.
We are required to remit payment for our per member reinsurance contribution, exclusive of the portion payable to the U.S. Treasury, by January 15 of the year following the benefit year, or January 15, 2015 for the 2014 benefit year. The portion of the reinsurance contribution due to the U.S. Treasury must be paid by November 15 of the year following the benefit year, or November 15, 2015 for the 2014 benefit year. Risk adjustment calculations will be completed and HHS will notify us of recoveries due or payments owed to/from us under the risk adjustment and reinsurance programs by June 30 of the year following the benefit year. Following this notification, risk corridor calculations are then due by July 31 of the year following the benefit year. Payments due to HHS under the risk adjustment and risk corridor programs must be remitted within 30 days of notification for each program and will be collected prior to the distribution of recoveries by HHS under each program. Payment and recovery amounts will be settled with HHS annually in the second half of the year following the benefit year. Accordingly, for the 2014 benefit year, we expect to receive recoveries and/or pay amounts due under these programs in the second half of 2015.
In addition to the provisions discussed above, beginning in 2014, HHS pays us a portion of the health care costs for low-income individual members for which we assume no risk in accordance with the Health Care Reform Law. We account for these subsidies as a deposit in our consolidated balance sheets and as a financing activity in our consolidated statements of cash flows. We do not recognize premiums revenue or benefits expense for these subsidies. Receipt and payment activity is accumulated at the state and legal entity level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the state and legal entity balance at the end of the reporting period. We will be notified of final settlement amounts by June 30 of the year following the benefit year. Receipts from HHS associated with cost sharing subsidies for which we do not assume risk were approximately $281 million, exceeding payments of $255 million by $26 million for the year ended December 31, 2014. See Note 7 for detail regarding amounts recorded to the consolidated balance sheets related to the 3Rs.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits, money market funds, commercial paper, other money market instruments, and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.
Investment Securities
Investment securities, which consist entirely of debt securities, have been categorized as available for sale and, as a result, are stated at fair value. Investment securities available for current operations are classified as current assets. Investment securities available for our long-term insurance products and professional liability funding requirements, as well as restricted statutory deposits, are classified as long-term assets. For the purpose of determining gross realized gains and losses, which are included as a component of investment income in the consolidated statements of income, the cost of investment securities sold is based upon specific identification. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity and comprehensive income until realized from a sale or other-than-temporary impairment.
Under the other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.
When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase.
Receivables and Revenue Recognition
We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions. Individual polices are subject to the requirements of the Health Care Reform Law as discussed previously.
Premiums Revenue
We bill and collect premium remittances from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk-adjustment scores derived from medical diagnoses for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.
Premiums revenue is estimated by multiplying the membership covered under the various contracts by the contractual rates. Premiums revenue is recognized as income in the period members are entitled to receive services,

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and is net of estimated uncollectible amounts, retroactive membership adjustments, and adjustments to recognize rebates under the minimum benefit ratios required under the Health Care Reform Law. We estimate policyholder rebates by projecting calendar year minimum benefit ratios for the individual, small group, and large group markets, as defined by the Health Care Reform Law using a methodology prescribed by HHS, separately by state and legal entity. Beginning in 2014, Medicare Advantage products were also subject to minimum benefit ratio requirements under the Health Care Reform Law. Estimated calendar year rebates recognized ratably during the year are revised each period to reflect current experience. Retroactive membership adjustments result from enrollment changes not yet processed, or not yet reported by an employer group or the government. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, estimated rebates, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. Premiums received prior to the service period are recorded as unearned revenues.
Medicare Part D
We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The payments we receive monthly from CMS and members, which are determined from our annual bid, represent amounts for providing prescription drug insurance coverage. We recognize premiums revenue for providing this insurance coverage ratably over the term of our annual contract. Our CMS payment is subject to risk sharing through the Medicare Part D risk corridor provisions. In addition, receipts for reinsurance and low-income cost subsidies as well as receipts for certain discounts on brand name prescription drugs in the coverage gap represent payments for prescription drug costs for which we are not at risk.
The risk corridor provisions compare costs targeted in our bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. As risk corridor provisions are considered in our overall annual bid process, we estimate and recognize an adjustment to premiums revenue related to these provisions based upon pharmacy claims experience. We record a receivable or payable at the contract level and classify the amount as current or long-term in our consolidated balance sheets based on the timing of expected settlement.
Reinsurance and low-income cost subsidies represent funding from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the year. The Health Care Reform Law mandates consumer discounts of 50% on brand name prescription drugs for Part D plan participants in the coverage gap. These discounts are funded by CMS and pharmaceutical manufacturers while we administer the application of these funds. We account for these subsidies and discounts as a deposit in our consolidated balance sheets and as a financing activity under receipts (withdrawals) from contract deposits in our consolidated statements of cash flows. For 2014, subsidy and discount payments of $6.7 billion exceeded reimbursements of $5.8 billion by $945 million. For 2013, subsidy and discount payments of $4.8 billion exceeded reimbursements of $4.6 billion by $154 million. We do not recognize premiums revenue or benefit expenses for these subsidies or discounts. Receipt and payment activity is accumulated at the contract level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the contract balance at the end of the reporting period.
Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately 9 months after the close of each calendar year. Settlement with CMS for brand name prescription drug discounts is based on a reconciliation made approximately 14 to 18 months after the close of each calendar year. We continue to revise our estimates with respect to the risk corridor provisions based on subsequent period pharmacy claims data. See Note 6 for detail regarding amounts recorded to our consolidated balance sheets related to the risk corridor settlement and subsidies from CMS.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Military Services
On April 1, 2012, we began delivering services under our current TRICARE South Region contract with the DoD. Under the terms of the current TRICARE South Region contract, the federal government retains all of the risk of the cost of health benefits and we do not record premiums revenue or benefits expense in our consolidated statements of income related to these health care costs and related reimbursements. Instead, we account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement as discussed further under our description of services revenue that follows. Our previous TRICARE South Region contract that expired on March 31, 2012 provided a financial interest in the underlying health care cost; therefore, we reported revenues on a gross basis. We shared the risk with the federal government for the cost of health benefits incurred under our previous contract, earning more revenue or incurring additional cost based on the variance of actual health care costs from an annually negotiated target health care cost. TRICARE revenues under the previous contract consisted generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which were in turn reimbursed by the federal government; and (3) administrative services fees related to claim processing, customer service, enrollment, and other services. We recognized the insurance premium as revenue ratably over the period coverage was provided. Health care services reimbursements were recognized as revenue in the period health services were provided. Administrative services fees were recognized as revenue in the period services were performed. We deferred the recognition of any contingent revenues for favorable variances until the end of the contract period when the amount was determinable and the collectibility was reasonably assured. We estimated and recognized contingent benefits expense for unfavorable variances currently in our results of operations.
Services Revenue
Patient services revenue
Patient services include injury and illness care and related services as well as other healthcare services related to employer needs or as required by law. Patient services revenues are recognized in the period services are provided to the customer when the sales price is fixed or determinable, and are net of contractual allowances.
Administrative services fees
Administrative services fees cover the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded groups. Revenues from providing administration services, also known as administrative services only, or ASO, are recognized in the period services are performed and are net of estimated uncollectible amounts. ASO fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. Under ASO contracts, self-funded employers retain the risk of financing substantially all of the cost of health benefits. However, many ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs. Accordingly, we have recorded premiums revenue and benefits expense related to these stop loss insurance contracts. We routinely monitor the collectibility of specific accounts, the aging of receivables, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. ASO fees received prior to the service period are recorded as unearned revenues.
On April 1, 2012, we began delivering services under our current TRICARE South Region contract with the DoD. Under the current contract, we provide administrative services, including offering access to our provider networks and clinical programs, claim processing, customer service, enrollment, and other services, while the federal government retains all of the risk of the cost of health benefits. We account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement. The current contract includes fixed administrative services fees and incentive fees and penalties. Administrative services fees are recognized as services are performed.
Our TRICARE members are served by both in-network and out-of-network providers in accordance with the current contract. We pay health care costs related to these services to the providers and are subsequently reimbursed by the DoD for such payments. We account for the payments of the federal government’s claims and the related

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reimbursements under deposit accounting in our consolidated balance sheets and as a financing activity under receipts (withdrawals) from contract deposits in our consolidated statements of cash flows. For 2014, health care cost reimbursements and payments were each approximately $3.2 billion for the year. For 2013, health care cost reimbursements were $3.2 billion, exceeding payments of $3.2 billion by $5 million. For the first nine months of the current contract, April 1, 2012 to December 31, 2012, health care cost payments were $2.1 billion, exceeding reimbursements of $2.0 billion by $56 million.
Receivables
Receivables, including premium receivables, patient services revenue receivables, and ASO fee receivables, are shown net of allowances for estimated uncollectible accounts, retroactive membership adjustments, and contractual allowances.
Policy Acquisition Costs
Policy acquisition costs are those costs that relate directly to the successful acquisition of new and renewal insurance policies. Such costs include commissions, costs of policy issuance and underwriting, and other costs we incur to acquire new business or renew existing business. We expense policy acquisition costs related to our employer-group prepaid health services policies as incurred. These short-duration employer-group prepaid health services policies typically have a 1-year term and may be cancelled upon 30 days notice by the employer group.
Life insurance, annuities, and certain health and other supplemental policies sold to individuals are accounted for as long-duration insurance products because they are expected to remain in force for an extended period beyond one year and premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. As a result, we defer policy acquisition costs, primarily consisting of commissions, and amortize them over the estimated life of the policies in proportion to premiums earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income. See Note 18.
Beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model and accordingly policy acquisition costs are expensed as incurred because premiums received in the current year are intended to pay anticipated benefits in that year.
Long-Lived Assets
Property and equipment is recorded at cost. Gains and losses on sales or disposals of property and equipment are included in operating costs. Certain costs related to the development or purchase of internal-use software are capitalized. Depreciation is computed using the straight-line method over estimated useful lives ranging from 3 to 10 years for equipment, 3 to 7 years for computer software, and 20 to 40 years for buildings. Improvements to leased facilities are depreciated over the shorter of the remaining lease term or the anticipated life of the improvement.
We periodically review long-lived assets, including property and equipment and other intangible assets, for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized for a long-lived asset to be held and used in our operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. We recognize an impairment loss based on the excess of the carrying value over the fair value of the asset. A long-lived asset held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Depreciation expense is not recognized on assets held for sale. Losses are recognized for a long-lived asset to be abandoned when the asset ceases to be used. In addition, we periodically review the estimated lives of all long-lived assets for reasonableness.
Goodwill and Other Intangible Assets
Goodwill represents the unamortized excess of cost over the fair value of the net tangible and other intangible assets acquired. We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a

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business for which discrete financial information is available that is regularly reviewed by management. We aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.
We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment tests are performed, at a minimum, in the fourth quarter of each year supported by our long-range business plan and annual planning process. We rely on an evaluation of future discounted cash flows to determine fair value of our reporting units. Impairment tests completed for 2014, 2013, and 2012 did not result in an impairment loss.
Other intangible assets primarily relate to acquired customer contracts/relationships and are included with other long-term assets in the consolidated balance sheets. Other intangible assets are amortized over the useful life, based upon the pattern of future cash flows attributable to the asset. This sometimes results in an accelerated method of amortization for customer contracts because the asset tends to dissipate at a more rapid rate in earlier periods. Other than customer contracts, other intangible assets generally are amortized using the straight-line method. We review other finite-lived intangible assets for impairment under our long-lived asset policy.
Benefits Payable and Benefits Expense Recognition
Benefits expense includes claim payments, capitation payments, pharmacy costs net of rebates, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care and other supplemental benefits provided prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care and other providers who are responsible for providing medical care to members. Pharmacy costs represent payments for members’ prescription drug benefits, net of rebates from drug manufacturers. Receivables for such pharmacy rebates are included in other current assets in our consolidated balance sheets. Other supplemental benefits include dental, vision, and other supplemental health and financial protection products.
We estimate the costs of our benefits expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record benefit reserves for future payments. We continually review estimates of future payments relating to claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.
We reassess the profitability of our contracts for providing insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency liability in current operations to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contracts without consideration of investment income. For purposes of determining premium deficiencies, contracts are grouped in a manner consistent with our method of acquiring, servicing, and measuring the profitability of such contracts. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. Because the majority of our member contracts renew annually, we do not anticipate recording a material premium deficiency liability, except when unanticipated adverse events or changes in circumstances indicate otherwise.
We believe our benefits payable are adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ materially from the amounts provided.
Future policy benefits payable
Future policy benefits payable include liabilities for long-duration insurance policies including long-term care, life insurance, annuities, and certain health and other supplemental policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, and maintenance expense assumptions. Interest rates are based on our expected net investment returns on the investment

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portfolio supporting the reserves for these blocks of business. Mortality, a measure of expected death, and morbidity, a measure of health status, assumptions are based on published actuarial tables, modified based upon actual experience. Changes in estimates of these reserves are recognized as an adjustment to benefits expense in the period the changes occur. We perform loss recognition tests at least annually in the fourth quarter, and more frequently if adverse events or changes in circumstances indicate that the level of the liability, together with the present value of future gross premiums, may not be adequate to provide for future expected policy benefits and maintenance costs. We adjust future policy benefits payable for the additional liability that would have been recorded if investment securities backing the liability had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment, if any, net of applicable deferred taxes, with the change in unrealized investment gain (loss) in accumulated other comprehensive income in stockholders’ equity. As discussed above, beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model under which policy reserves are not established because premiums received in the current year are intended to pay anticipated benefits in that year.
Book Overdraft
Under our cash management system, checks issued but not yet presented to banks that would result in negative bank balances when presented are classified as a current liability in the consolidated balance sheets. Changes in book overdrafts from period to period are reported in the consolidated statement of cash flows as a financing activity.
Income Taxes
We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. We also recognize the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes.
We record tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. We classify interest and penalties associated with uncertain tax positions in our provision for income taxes.
Derivative Financial Instruments
On October 29, 2012, we acquired a noncontrolling equity interest in MCCI Holdings, LLC, or MCCI, a privately held Medical Services Organization, or MSO, headquartered in Miami, Florida that coordinates medical care for Medicare Advantage and Medicaid beneficiaries primarily in Florida and Texas. Our agreement with MCCI includes a put option that would allow the controlling interest holder to put their interest to us after a specified date as well as a call option that would allow us to purchase the controlling interest after a specified date. Accordingly, we recorded, at fair value, a liability and an asset associated with the put and call, respectively. Changes in the fair value of the liability and asset during the years ended December 31, 2014, 2013, and 2012 were not material to our results of operations, financial condition, or cash flows.
At times, we may use interest-rate swap agreements to manage our exposure to interest rate risk. The differential between fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as adjustments to interest expense in the consolidated statements of income. We were not party to any interest-rate swap agreements in 2014, 2013, or 2012.
Stock-Based Compensation
We generally recognize stock-based compensation expense, as determined on the date of grant at fair value, on a straight-line basis over the period during which an employee is required to provide service in exchange for the award

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(the vesting period). However, for awards granted to retirement eligible employees, the compensation expense is recognized on a straight-line basis over the shorter of the requisite service period or the period from the date of grant to an employee’s eligible retirement date. We estimate expected forfeitures and recognize compensation expense only for those awards which are expected to vest. We estimate the grant-date fair value of stock options using the Black-Scholes option-pricing model. In addition, we report certain tax effects of stock-based compensation as a financing activity rather than an operating activity in the consolidated statement of cash flows. Additional detail regarding our stock-based compensation plans is included in Note 13.
Earnings Per Common Share
We compute basic earnings per common share on the basis of the weighted-average number of unrestricted common shares outstanding. Diluted earnings per common share is computed on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares, or units, using the treasury stock method.
Fair Value
Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.
Level 1 – Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt securities that are traded in an active exchange market.
Level 2 – Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments as well as debt securities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.
Level 3 – Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting our own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.
Fair value of actively traded debt securities are based on quoted market prices. Fair value of other debt securities are based on quoted market prices of identical or similar securities or based on observable inputs like interest rates generally using a market valuation approach, or, less frequently, an income valuation approach and are generally classified as Level 2. We obtain at least one price for each security from a third party pricing service. These prices are generally derived from recently reported trades for identical or similar securities, including adjustments through the reporting date based upon observable market information. When quoted prices are not available, the third party pricing service may use quoted market prices of comparable securities or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include benchmark yields, reported trades, credit spreads, broker quotes, default rates, and prepayment speeds. We are responsible for the determination of fair value and as such we perform analysis on the prices received from the third party pricing service to determine whether the prices are reasonable estimates of fair value. Our analysis includes a review of monthly price fluctuations as well as a quarterly comparison of the prices received from the pricing service to prices reported by our third party investment advisor. In addition, on a quarterly basis we examine the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels, and various durations.

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Fair value of privately held debt securities, as well as auction rate securities, are estimated using a variety of valuation methodologies, including both market and income approaches, where an observable quoted market does not exist and are generally classified as Level 3. For privately-held debt securities, such methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly-traded companies in similar lines of business, and reviewing the underlying financial performance including estimating discounted cash flows. Auction rate securities are debt instruments with interest rates that reset through periodic short-term auctions. From time to time, liquidity issues in the credit markets have led to failed auctions. Given the liquidity issues, fair value could not be estimated based on observable market prices, and as such, unobservable inputs were used. For auction rate securities, valuation methodologies include consideration of the quality of the sector and issuer, underlying collateral, underlying final maturity dates, and liquidity.
Recently Issued Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board, or FASB, issued new guidance related to discontinued operations which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The new guidance is effective for us beginning with annual and interim periods in 2015 with early adoption permitted under certain circumstances. Based upon existing facts and circumstances, the adoption of the new guidance is not expected to have a material impact on our results of operations, financial condition, or cash flows.
In May 2014, the FASB issued new guidance that amends the accounting for revenue recognition. The amendments are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Insurance contracts are not in the scope of this new guidance. The new guidance is effective for us beginning with annual and interim periods in 2017. We are currently evaluating the impact on our results of operations, financial condition, and cash flows.
There are no other recently issued accounting standards that apply to us or that are expected to have a material impact on our results of operations, financial condition, or cash flows.
3. ACQUISITIONS
On September 6, 2013, we acquired American Eldercare Inc., or American Eldercare, the largest provider of nursing home diversion services in the state of Florida, serving frail and elderly individuals in home and community-based settings. American Eldercare complements our core capabilities and strength in serving seniors and disabled individuals with a unique focus on individualized and integrated care, and has contracts to provide Medicaid long-term support services across the entire state of Florida. The enrollment effective dates for the various regions ranged from August 2013 to March 2014. The allocation of the purchase price resulted in goodwill of $76 million and other intangible assets of $75 million. The goodwill was assigned to the Retail segment. The other intangible assets, which primarily consist of customer contracts and technology, have a weighted average useful life of 9.3 years. Goodwill and other intangible assets are amortizable as deductible expenses for tax purposes.
On December 21, 2012, we acquired Metropolitan Health Networks, Inc., or Metropolitan, an MSO that coordinates medical care for Medicare Advantage beneficiaries and Medicaid recipients, primarily in Florida. We acquired all of the outstanding shares of Metropolitan and repaid all outstanding debt of Metropolitan for a transaction value of $851 million, plus transaction expenses. The total consideration of $851 million exceeded our estimated fair value of the net tangible assets acquired by approximately $827 million, of which we allocated $263 million to other intangible assets and $564 million to goodwill. A majority of the goodwill was assigned to the Healthcare Services segment and a portion to our Retail segment. Goodwill and other intangible assets are not amortizable as deductible expenses for tax purposes. The other intangible assets, which primarily consist of customer contracts and trade names, have a weighted average useful life of 8.4 years.
On October 29, 2012, we acquired a noncontrolling equity interest in MCCI, a privately held MSO headquartered in Miami, Florida that coordinates medical care for Medicare Advantage and Medicaid beneficiaries primarily in Florida and Texas.

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The Metropolitan and MCCI transactions provide us with components of a successful integrated care delivery model that has demonstrated scalability to new markets. A substantial portion of the revenues for both Metropolitan and MCCI are derived from services provided to Humana Medicare Advantage members under capitation contracts with our health plans. In addition, Metropolitan and MCCI provide services to Medicare Advantage and Medicaid members under capitation contracts with third party health plans. Under these capitation agreements with Humana and third party health plans, Metropolitan and MCCI assume financial risk associated with these Medicare Advantage and Medicaid members.
On July 6, 2012, we acquired Humana At Home, Inc. (formerly known as SeniorBridge Family Companies, Inc.), or Humana At Home, a chronic-care provider of in-home care for seniors, expanding our existing clinical and home health capabilities and strengthening our offerings for members with complex chronic-care needs. The allocation of the purchase price resulted in goodwill of $99 million and other intangible assets of $14 million. The goodwill was assigned to the Healthcare Services segment. Goodwill and other intangible assets are not amortizable as deductible expenses for tax purposes. The other intangible assets, which primarily consist of customer contracts, trade name, and technology, have a weighted average useful life of 5.2 years.
Effective March 31, 2012, we acquired Arcadian Management Services, Inc., or Arcadian, a Medicare Advantage health maintenance organization (HMO) serving members in 15 U.S. states, increasing Medicare membership and expanding our Medicare footprint and future growth opportunities in these areas. The allocation of the purchase price resulted in goodwill of $44 million and other intangible assets of $38 million. The goodwill was assigned to the Retail segment. Goodwill and other intangible assets are not amortizable as deductible expenses for tax purposes. The other intangible assets, which primarily consist of customer contracts and provider contracts, have a weighted average useful life of 9.7 years.
The results of operations and financial condition of American Eldercare, Metropolitan, Humana At Home, and Arcadian have been included in our consolidated statements of income and consolidated balance sheets from the acquisition dates. In addition, during 2014, 2013 and 2012, we acquired other health and wellness and technology related businesses which, individually or in the aggregate, have not had, or are not expected to have, a material impact on our results of operations, financial condition, or cash flows. Acquisition-related costs recognized in each of 2014, 2013, and 2012 were not material to our results of operations. The pro forma financial information assuming the acquisitions had occurred as of the beginning of the calendar year prior to the year of acquisition, as well as the revenues and earnings generated during the current year were not material for disclosure purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. INVESTMENT SECURITIES
Investment securities classified as current and long-term were as follows at December 31, 2014 and 2013, respectively:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
December 31, 2014
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$365	$10	$(1)	$374
Mortgage-backed securities	1,453	50	(5)	1,498
Tax-exempt municipal securities	2,931	140	(3)	3,068
Mortgage-backed securities:
Residential	17	—	—	17
Commercial	846	16	(19)	843
Asset-backed securities	28	1	—	29
Corporate debt securities	3,432	299	(13)	3,718
Total debt securities	$9,072	$516	$(41)	$9,547
December 31, 2013
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$584	$6	$(6)	$584
Mortgage-backed securities	1,834	34	(48)	1,820
Tax-exempt municipal securities	2,911	93	(33)	2,971
Mortgage-backed securities:
Residential	22	—	—	22
Commercial	662	20	(9)	673
Asset-backed securities	63	1	(1)	63
Corporate debt securities	3,474	223	(30)	3,667
Total debt securities	$9,550	$377	$(127)	$9,800

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2014 and 2013, respectively:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

	(in millions)
December 31, 2014
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$79	$—	$80	$(1)	$159	$(1)
Mortgage-backed securities	22	—	320	(5)	342	(5)
Tax-exempt municipal securities	131	(1)	118	(2)	249	(3)
Mortgage-backed securities:
Residential	1	—	4	—	5	—
Commercial	31	(1)	267	(18)	298	(19)
Asset-backed securities	13	—	—	—	13	—
Corporate debt securities	219	(6)	128	(7)	347	(13)
Total debt securities	$496	$(8)	$917	$(33)	$1,413	$(41)
December 31, 2013
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$231	$(6)	$5	$—	$236	$(6)
Mortgage-backed securities	1,076	(47)	21	(1)	1,097	(48)
Tax-exempt municipal securities	693	(28)	57	(5)	750	(33)
Mortgage-backed securities:
Residential	6	—	1	—	7	—
Commercial	270	(8)	40	(1)	310	(9)
Asset-backed securities	35	(1)	—	—	35	(1)
Corporate debt securities	594	(28)	17	(2)	611	(30)
Total debt securities	$2,905	$(118)	$141	$(9)	$3,046	$(127)
Approximately 96% of our debt securities were investment-grade quality, with a weighted average credit rating of AA- by S&P at December 31, 2014. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. At December 31, 2014, 7% of our tax-exempt municipal securities were pre-refunded, generally with U.S. government and agency securities. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for 36% of the tax-exempt municipals that were not pre-refunded in the portfolio. Special revenue bonds, issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for the remaining 64% of these municipals. Our general obligation bonds are diversified across the United States with no individual state exceeding 11%. In addition, 16% of our tax-exempt securities were insured by bond insurers and had an equivalent weighted average S&P credit rating of AA exclusive of the bond insurers’ guarantee. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

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The recoverability of our non-agency residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. These residential and commercial mortgage-backed securities at December 31, 2014 primarily were composed of senior tranches having high credit support, with over 99% of the collateral consisting of prime loans. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at December 31, 2014.
The percentage of corporate securities associated with the financial services industry was 21% at December 31, 2014 and 23% at December 31, 2013.
All issuers of securities we own that were trading at an unrealized loss at December 31, 2014 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates in the current markets than when the securities were purchased. At December 31, 2014, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2014.
The detail of realized gains (losses) related to investment securities and included within investment income was as follows for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
	(in millions)
Gross realized gains	$29	$33	$38
Gross realized losses	(9)	(11)	(5)
Net realized capital gains	$20	$22	$33
There were no material other-than-temporary impairments in 2014, 2013, or 2012.
The contractual maturities of debt securities available for sale at December 31, 2014, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in millions)
Due within one year	$530	$534
Due after one year through five years	2,060	2,164
Due after five years through ten years	2,036	2,145
Due after ten years	2,102	2,317
Mortgage and asset-backed securities	2,344	2,387
Total debt securities	$9,072	$9,547

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5. FAIR VALUE
Financial Assets
The following table summarizes our fair value measurements at December 31, 2014 and 2013, respectively, for financial assets measured at fair value on a recurring basis:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(in millions)
December 31, 2014
Cash equivalents	$1,712	$1,712	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	374	—	374	—
Mortgage-backed securities	1,498	—	1,498	—
Tax-exempt municipal securities	3,068	—	3,060	8
Mortgage-backed securities:
Residential	17	—	17	—
Commercial	843	—	843	—
Asset-backed securities	29	—	28	1
Corporate debt securities	3,718	—	3,695	23
Total debt securities	9,547	—	9,515	32
Total invested assets	$11,259	$1,712	$9,515	$32
December 31, 2013
Cash equivalents	$876	$876	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	584	—	584	—
Mortgage-backed securities	1,820	—	1,820	—
Tax-exempt municipal securities	2,971	—	2,958	13
Mortgage-backed securities:
Residential	22	—	22	—
Commercial	673	—	673	—
Asset-backed securities	63	—	62	1
Corporate debt securities	3,667	—	3,644	23
Total debt securities	9,800	—	9,763	37
Total invested assets	$10,676	$876	$9,763	$37
There were no material transfers between Level 1 and Level 2 during 2014 or 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our Level 3 assets had a fair value of $32 million at December 31, 2014, or 0.3% of our total invested assets. During the years ended December 31, 2014, 2013, and 2012, the changes in the fair value of the assets measured using significant unobservable inputs (Level 3) were comprised of the following:

	For the years ended December 31,
	2014			2013			2012
	Private Placements	Auction Rate Securities	Total	Private Placements	Auction Rate Securities	Total	Private Placements	Auction Rate Securities	Total
	(in millions)
Beginning balance at January 1	$24	$13	$37	$25	$13	$38	$25	$16	$41
Total gains or losses:
Realized in earnings	—	—	—	—	—	—	—	—	—
Unrealized in other comprehensive income	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	—	—	—
Sales	—	(5)	(5)	—	—	—	—	(3)	(3)
Settlements	—	—	—	(1)	—	(1)	—	—	—
Balance at December 31	$24	$8	$32	$24	$13	$37	$25	$13	$38
Financial Liabilities
Our long-term debt, recorded at carrying value in our consolidated balance sheets, was $3,825 million at December 31, 2014 and $2,600 million at December 31, 2013. The fair value of our long-term debt was $4,102 million at December 31, 2014 and $2,751 million at December 31, 2013. The fair value of our long-term debt is determined based on Level 2 inputs, including quoted market prices for the same or similar debt, or if no quoted market prices are available, on the current prices estimated to be available to us for debt with similar terms and remaining maturities.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
As disclosed in Note 3, we completed our acquisitions of American Eldercare, Metropolitan, SeniorBridge, Arcadian, and other companies during 2014, 2013, and 2012. The values of net tangible assets acquired and the resulting goodwill and other intangible assets were recorded at fair value using Level 3 inputs. The majority of the related tangible assets acquired and liabilities assumed were recorded at their carrying values as of the respective dates of acquisition, as their carrying values approximated their fair values due to their short-term nature. The fair values of goodwill and other intangible assets acquired in these acquisitions were internally estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. We developed internal estimates for the expected cash flows and discount rates in the present value calculations. Other than assets acquired and liabilities assumed in these acquisitions, there were no assets or liabilities measured at fair value on a nonrecurring basis during 2014, 2013, or 2012.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. MEDICARE PART D
As discussed in Note 2, we cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The consolidated balance sheets include the following amounts associated with Medicare Part D as of December 31, 2014 and 2013:

	2014		2013
	Risk Corridor Settlement	CMS Subsidies/ Discounts	Risk Corridor Settlement	CMS Subsidies/ Discounts
	(in millions)
Other current assets	$105	$1,690	$45	$743
Trade accounts payable and accrued expenses	(36)	(32)	(71)	(30)
Net current asset (liability)	$69	$1,658	$(26)	$713
7. COMMERCIAL 3Rs
The accompanying consolidated balance sheets include the following amounts associated with the 3Rs at December 31, 2014. No such amounts were recorded in our consolidated balance sheet at December 31, 2013 as the programs were not effective until January 1, 2014.

	2014
	Risk Adjustment Settlement	Reinsurance Recoverables	Risk Corridor Settlement
	(in millions)
Premiums receivable	$131	$—	$—
Other current assets	—	586	55
Trade accounts payable and accrued expenses	(89)	—	(4)
Net current asset	$42	$586	$51

8. PROPERTY AND EQUIPMENT, NET
Property and equipment was comprised of the following at December 31, 2014 and 2013:

	2014	2013
	(in millions)
Land	$20	$20
Buildings and leasehold improvements	763	693
Equipment	709	639
Computer software	1,714	1,396
	3,206	2,748
Accumulated depreciation	(1,787)	(1,530)
Property and equipment, net	$1,419	$1,218
Depreciation expense was $328 million in 2014, $309 million in 2013, and $263 million in 2012, including amortization expense for capitalized internally developed and purchased software of $191 million in 2014, $172 million in 2013, and $151 million in 2012.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. GOODWILL AND OTHER INTANGIBLE ASSETS
The carrying amount of goodwill for our reportable segments has been retrospectively adjusted to conform to the 2015 segment change discussed in Note 2. Changes in the carrying amount of goodwill for our reportable segments for the years ended December 31, 2014 and 2013 were as follows:

	Retail	Group	Healthcare Services	Other Businesses	Total
	(in millions)
Balance at December 31, 2012	$993	$385	$2,262	$—	$3,640
Acquisitions	76	—	40	—	116
Dispositions	—	—	(17)	—	(17)
Subsequent payments/adjustments	—	—	(6)	—	(6)
Balance at December 31, 2013	1,069	385	2,279	—	3,733
Acquisitions	—	—	19	—	19
Dispositions	—	—	(40)	—	(40)
Subsequent payments/adjustments	—	—	(1)	—	(1)
Balance at December 31, 2014	$1,069	$385	$2,257	$—	$3,711
The following table presents details of our other intangible assets included in other long-term assets in the accompanying consolidated balance sheets at December 31, 2014 and 2013:

	Weighted Average Life	2014			2013
		Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
		(in millions)
Other intangible assets:
Customer contracts/relationships	9.8 years	$764	$368	$396	$792	$310	$482
Trade names and technology	13.2 years	198	66	132	200	40	160
Provider contracts	15.0 years	51	21	30	51	23	28
Noncompetes and other	6.5 years	51	37	14	52	29	23
Total other intangible assets	10.5 years	$1,064	$492	$572	$1,095	$402	$693

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for other intangible assets was approximately $121 million in 2014, $117 million in 2013, and $75 million in 2012. The following table presents our estimate of amortization expense for each of the five next succeeding fiscal years:

(in millions)
For the years ending December 31,:
2015	$101
2016	94
2017	85
2018	78
2019	66
10. BENEFITS PAYABLE
Activity in benefits payable, excluding military services, was as follows for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(in millions)
Balances at January 1	$3,893	$3,775	$3,415
Acquisitions	—	5	66
Incurred related to:
Current year	38,641	32,711	30,198
Prior years	(518)	(474)	(257)
Total incurred	38,123	32,237	29,941
Paid related to:
Current year	(34,357)	(29,103)	(26,738)
Prior years	(3,262)	(3,021)	(2,909)
Total paid	(37,619)	(32,124)	(29,647)
Reinsurance recoverable	78	—	—
Balances at December 31	$4,475	$3,893	$3,775
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development).
Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $518 million in 2014, $474 million in 2013, and $257 million in 2012. The favorable medical claims reserve development for 2014, 2013, and 2012 primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. The improvements during 2014 and 2013 resulted from increased membership and favorable medical claims reserve development due to better than originally expected utilization across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. All lines of business benefited from these improvements.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefits expense associated with military services and provisions associated with future policy benefits excluded from the previous table was as follows for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(in millions)
Military services	$11	$(27)	$908
Future policy benefits	32	354	136
Total	$43	$327	$1,044
Military services benefit expense for 2014 reflects expenses associated with our contracts with the Veterans Administration. Military services benefit expense for 2013 reflects the beneficial effect of a favorable settlement of contract claims with the DoD partially offset by expenses associated with our contracts with the Veterans Administration. Due to the transition to the current TRICARE South Region contract on April 1, 2012, which is accounted for as an administrative services only contract as more fully described in Note 2 there was no military services benefits payable at December 31, 2014 or 2013. This transition is also the primary reason for the decline in military services benefits expense from 2012 to 2013.
The higher benefits expense associated with future policy benefits payable during 2013 relates to reserve strengthening for our closed block of long-term care insurance policies acquired in connection with the 2007 KMG America Corporation, or KMG, acquisition more fully described in Note 18.
11. INCOME TAXES
The provision for income taxes consisted of the following for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(in millions)
Current provision:
Federal	$1,006	$595	$708
States and Puerto Rico	81	53	61
Total current provision	1,087	648	769
Deferred (benefit) provision	(64)	42	(80)
Provision for income taxes	$1,023	$690	$689
The provision for income taxes was different from the amount computed using the federal statutory rate for the years ended December 31, 2014, 2013 and 2012 due to the following:

	2014	2013	2012
	(in millions)
Income tax provision at federal statutory rate	$759	$672	$669
States, net of federal benefit, and Puerto Rico	48	32	27
Tax exempt investment income	(27)	(26)	(26)
Health insurer fee	204	—	—
Nondeductible executive compensation	22	6	14
Other, net	17	6	5
Provision for income taxes	$1,023	$690	$689
The provision for income taxes for 2014, 2013, and 2012 reflects a $22 million, $6 million, and $14 million, respectively, estimated impact from limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by the Health Care Reform Law.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014, we do not have material uncertain tax positions reflected in our consolidated balance sheet.
Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in our consolidated financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of our net deferred tax balances at December 31, 2014 and 2013 were as follows:

	Assets (Liabilities)
	2014	2013
	(in millions)
Future policy benefits payable	$320	$303
Compensation and other accrued expenses	176	185
Benefits payable	138	111
Net operating loss carryforward	52	51
Deferred acquisition costs	57	46
Unearned premiums	21	10
Other	18	10
Total deferred income tax assets	782	716
Valuation allowance	(48)	(28)
Total deferred income tax assets, net of valuation allowance	734	688
Depreciable property and intangible assets	(410)	(453)
Investment securities	(168)	(78)
Prepaid expenses	(55)	(83)
Total deferred income tax liabilities	(633)	(614)
Total net deferred income tax assets (liabilities)	$101	$74
Amounts recognized in the consolidated balance sheets:
Other current assets	$87	$60
Other long-term assets	14	14
Trade accounts payable and accrued expenses	—	—
Total net deferred income tax assets (liabilities)	$101	$74
At December 31, 2014, we had approximately $141 million of net operating losses to carry forward related to prior acquisitions and our Puerto Rico subsidiaries. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2015 through 2033. Due to limitations and uncertainty regarding our ability to use some of the carryforwards, a valuation allowance was established on $108 million of these net operating loss carryforwards and $20 million of other items related to Puerto Rico. For the remainder of the net operating loss carryforwards and other cumulative temporary differences, based on our historical record of producing taxable income and profitability, we have concluded that future operating income will be sufficient to give rise to tax expense to recover all deferred tax assets.
We provide for income taxes on the undistributed earnings of our Puerto Rico operations using that jurisdiction’s tax rate, which has been lower historically than the U.S. statutory tax rate. Permanent investment of these earnings has resulted in cumulative unrecognized deferred tax liabilities of approximately $31 million as of December 31, 2014.
We file income tax returns in the United States and certain foreign jurisdictions. The U.S. Internal Revenue Service, or IRS, has completed its examinations of our consolidated income tax returns for 2012 and prior years. Our 2013 tax return is in the post-filing review period under the Compliance Assurance Process (CAP). Our 2014 tax return is under advance review by the IRS under CAP. With few exceptions, which are immaterial in the aggregate, we no longer are

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subject to state, local and foreign tax examinations for years before 2011. As of December 31, 2014, we are not aware of any material adjustments that may be proposed.
12. DEBT
The carrying value of long-term debt outstanding was as follows at December 31, 2014 and 2013:

	2014	2013
	(in millions)
Long-term debt:
Senior notes:
$500 million, 6.45% due June 1, 2016	$—	$517
$500 million, 7.20% due June 15, 2018	504	505
$300 million, 6.30% due August 1, 2018	312	314
$400 million, 2.625% due October 1, 2019	400	—
$600 million, 3.15% due December 1, 2022	598	598
$600 million, 3.85% due October 1, 2024	599	—
$250 million, 8.15% due June 15, 2038	266	266
$400 million, 4.625% due December 1, 2042	400	400
$750 million, 4.95% due October 1, 2044	746	—
Total long-term debt	$3,825	$2,600
Senior Notes
In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. Our net proceeds, reduced for the underwriters' discount and commission and offering expenses, were $1.73 billion. We used a portion of the net proceeds to redeem the $500 million 6.45% senior unsecured notes as discussed below.

In October 2014, we redeemed the $500 million 6.45% senior unsecured notes due June 1, 2016, at 100% of the principal amount plus applicable premium for early redemption and accrued and unpaid interest to the redemption date, for cash totaling approximately $560 million. We recognized a loss on extinguishment of debt, included in interest expense, of approximately $37 million for the redemption of these notes.

Our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded). In addition, our senior notes (other than the 6.30% senior notes) contain a change of control provision that may require us to purchase the notes under certain circumstances.
Prior to 2009, we were parties to interest-rate swap agreements that exchanged the fixed interest rate under our senior notes for a variable interest rate based on LIBOR. As a result, the carrying value of the senior notes was adjusted to reflect changes in value caused by an increase or decrease in interest rates. During 2008, we terminated all of our swap agreements. The cumulative adjustment to the carrying value of our senior notes was $103 million as of the termination date which is being amortized as a reduction to interest expense over the remaining term of the senior notes. In October 2014, the redemption of our 6.45% senior notes reduced the unamortized carrying value adjustment by $12 million. The unamortized carrying value adjustment was $32 million as of December 31, 2014 and $54 million as of December 31, 2013.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Agreement
Our 5-year $1.0 billion unsecured revolving credit agreement expires July 2018. Under the credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR plus a spread or the base rate plus a spread. The LIBOR spread, currently 110 basis points, varies depending on our credit ratings ranging from 90 to 150 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 10 and 25 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.
The terms of the credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $7.8 billion at December 31, 2014 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $9.6 billion and actual leverage ratio of 1.4:1, as measured in accordance with the credit agreement as of December 31, 2014. In addition, the credit agreement includes an uncommitted $250 million incremental loan facility.
At December 31, 2014, we had no borrowings outstanding under the credit agreement. We have outstanding letters of credit of $4 million issued under the credit agreement at December 31, 2014. No amounts have been drawn on these letters of credit. Accordingly, as of December 31, 2014, we had $996 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.
Commercial Paper
In October 2014, we entered into a commercial paper program pursuant to which we may issue short-term, unsecured commercial paper notes privately placed on a discount basis through certain broker dealers. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amounts outstanding under the program at any time not to exceed $1 billion. The net proceeds of issuances have been and are expected to be used for general corporate purposes, including to repurchase shares of our common stock. The maximum principal amount of commercial paper borrowings outstanding at any one time during the year ended December 31, 2014 was $175 million. There were no outstanding borrowings at December 31, 2014.
13. EMPLOYEE BENEFIT PLANS
Employee Savings Plan
We have defined contribution retirement savings plans covering eligible employees which include matching contributions based on the amount of our employees’ contributions to the plans. The cost of these plans amounted to approximately $176 million in 2014, $155 million in 2013, and $138 million in 2012, all of which was funded currently to the extent it was deductible for federal income tax purposes. The Company’s cash match is invested pursuant to the participant’s contribution direction. Based on the closing price of our common stock of $143.63 on December 31, 2014, approximately 13% of the retirement and savings plan’s assets were invested in our common stock, or approximately 2.8 million shares, representing 2% of the shares outstanding as of December 31, 2014. At December 31, 2014, approximately 4.1 million shares of our common stock were reserved for issuance under our defined contribution retirement savings plans.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation
We have plans under which options to purchase our common stock and restricted stock, including both restricted stock units and restricted stock awards, have been granted to executive officers, directors and key employees. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest upon time-based conditions. The stock awards of retirement-eligible participants will continue to vest upon retirement from the Company. Our equity award program includes a retirement provision that generally treats employees with a combination of age and years of services with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of 5 years of service, as retirement-eligible. Upon exercise, stock-based compensation awards are settled with authorized but unissued company stock or treasury stock. The compensation expense that has been charged against income for these plans was as follows for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012
	(in millions)
Stock-based compensation expense by type:
Restricted stock	$91	$84	$66
Stock options	7	8	16
Total stock-based compensation expense	98	92	82
Tax benefit recognized	(22)	(22)	(21)
Stock-based compensation expense, net of tax	$76	$70	$61
The tax benefit recognized in our consolidated financial statements is based on the amount of compensation expense recorded for book purposes. The actual tax benefit realized in our tax return is based on the intrinsic value, or the excess of the market value over the exercise or purchase price, of stock options exercised and restricted stock vested during the period. The actual tax benefit realized for the deductions taken on our tax returns from option exercises and restricted stock vesting totaled $30 million in 2014, $20 million in 2013, and $43 million in 2012. There was no capitalized stock-based compensation expense during these years.
At December 31, 2014, there were 19.3 million shares reserved for stock award plans. These reserved shares included giving effect to, under the 2011 Plan, 10.6 million shares of common stock available for future grants assuming all stock options were granted or 4.6 million shares available for future grants assuming all restricted stock were granted. Shares may be issued from authorized but unissued company stock or treasury stock.
Restricted Stock
Restricted stock is granted with a fair value equal to the market price of our common stock on the date of grant and generally vests three years from the date of grant. Certain restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. The weighted-average grant date fair value of our restricted stock was $103.57 in 2014, $73.50 in 2013, and $85.29 in 2012. Activity for our restricted stock was as follows for the year ended December 31, 2014:

	Shares	Weighted- Average Grant-Date Fair Value
	(shares in thousands)
Nonvested restricted stock at December 31, 2013	3,642	$71.84
Granted	1,264	103.57
Vested	(972)	62.68
Forfeited	(299)	75.38
Nonvested restricted stock at December 31, 2014	3,635	$85.52

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of shares vested was $99 million during 2014, $52 million during 2013, and $75 million during 2012. Total compensation expense not yet recognized related to nonvested restricted stock was $92 million at December 31, 2014. We expect to recognize this compensation expense over a weighted-average period of approximately 1.7 years. There are no other contractual terms covering restricted stock once vested.
Stock Options
Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. Our stock plans, as approved by the Board of Directors and stockholders, define fair market value as the average of the highest and lowest stock prices reported on the composite tape by the New York Stock Exchange on a given date. Exercise provisions vary, but most options vest in whole or in part 1 to 3 years after grant and expire 7 to 10 years after grant.
The weighted-average fair value of each option granted during 2014, 2013, and 2012 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the weighted-average assumptions indicated below:

	2014	2013	2012
Weighted-average fair value at grant date	$22.45	$21.80	$30.15
Expected option life (years)	4.3 years	4.4 years	4.4 years
Expected volatility	27.6%	38.8%	46.3%
Risk-free interest rate at grant date	1.3%	0.8%	0.8%
Dividend yield	1.1%	1.5%	1.2%
When valuing employee stock options, we stratify the employee population into three homogenous groups that historically have exhibited similar exercise behaviors. These groups are executive officers, directors, and all other employees. We value the stock options based on the unique assumptions for each of these employee groups.
We calculate the expected term for our employee stock options based on historical employee exercise behavior and base the risk-free interest rate on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term.
The volatility used to value employee stock options is based on historical volatility. We calculate historical volatility using a simple-average calculation methodology based on daily price intervals as measured over the expected term of the option.
Activity for our option plans was as follows for the year ended December 31, 2014:

	Shares Under Option	Weighted-Average Exercise Price
	(shares in thousands)
Options outstanding at December 31, 2013	1,272	$72.81
Granted	244	102.91
Exercised	(715)	72.27
Forfeited	(33)	82.78
Options outstanding at December 31, 2014	768	$82.45
Options exercisable at December 31, 2014	179	$67.57
As of December 31, 2014, outstanding stock options, substantially all of which are expected to vest, had an aggregate intrinsic value of $49 million, and a weighted-average remaining contractual term of 4.4 years. As of December 31, 2014, exercisable stock options had an aggregate intrinsic value of $14 million, and a weighted-average remaining contractual term of 3.1 years. The total intrinsic value of stock options exercised during 2014 was $32 million, compared

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with $39 million during 2013 and $45 million during 2012. Cash received from stock option exercises totaled $52 million in 2014, $67 million in 2013, and $60 million in 2012.
Total compensation expense not yet recognized related to nonvested options was $6 million at December 31, 2014. We expect to recognize this compensation expense over a weighted-average period of approximately 1.6 years.
14. EARNINGS PER COMMON SHARE COMPUTATION
Detail supporting the computation of basic and diluted earnings per common share was as follows for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(dollars in millions, except per common share results, number of shares/options in thousands)
Net income available for common stockholders	$1,147	$1,231	$1,222
Weighted-average outstanding shares of common stock used to compute basic earnings per common share	154,187	157,503	161,484
Dilutive effect of:
Employee stock options	230	322	576
Restricted stock	1,457	1,326	1,397
Shares used to compute diluted earnings per common share	155,874	159,151	163,457
Basic earnings per common share	$7.44	$7.81	$7.56
Diluted earnings per common share	$7.36	$7.73	$7.47
Number of antidilutive stock options and restricted stock awards excluded from computation	320	704	754

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. STOCKHOLDERS’ EQUITY
Dividends
The following table provides details of dividend payments, excluding dividend equivalent rights, in 2012, 2013, and 2014 under our Board approved quarterly cash dividend policy:

Payment Date	Amount per Share	Total Amount
		(in millions)
2012	$1.02	$165
2013	$1.06	$167
2014	$1.10	$170
In October 2014, the Board declared a cash dividend of $0.28 per share that was paid on January 30, 2015 to stockholders of record on December 31, 2014, for an aggregate amount of $42 million. Declaration and payment of future quarterly dividends is at the discretion of the Board and may be adjusted as business needs or market conditions change.
Stock Repurchases
In September 2014, the Board of Directors replaced a previous share repurchase authorization of up to $1 billion (of which $816 million remained unused) with the current authorization for repurchases of up to $2 billion of our common shares exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2016. Under the new share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions (including pursuant to accelerated share repurchase agreements with investment banks), subject to certain regulatory restrictions on volume, pricing, and timing. During 2014, we repurchased 1.60 million shares in open market transactions for $195 million at an average price of $121.68 under previous share repurchase authorizations and we repurchased 4.10 million shares in open market transactions for $535 million at an average price of $130.42 under the current authorization, including $400 million of shares repurchased under an accelerated stock repurchase, or ASR, agreement described further below. During 2013, we repurchased 5.77 million shares in open market transactions for $502 million at an average price of $86.97 under previous share repurchase authorizations. During 2012, we repurchased 6.25 million shares in open market transactions for $460 million at an average price of $73.66 under previous share repurchase authorizations. As of February 18, 2015, the remaining authorized amount under the current authorization totaled $1.37 billion, which includes $100 million of stock held back as part of the accelerated share repurchase agreement as more fully described below.
On November 7, 2014, we announced that we had entered into an accelerated share repurchase agreement, or ASR Agreement, with Goldman, Sachs & Co., or Goldman Sachs, to repurchase $500 million of our common stock as part of the $2 billion share repurchase program authorized in September 2014. Under the ASR Agreement, on November 10, 2014, we made a payment of $500 million to Goldman Sachs from available cash on hand and received an initial delivery of 3.06 million shares of our common stock from Goldman Sachs based on the then current market price of Humana common stock.  The payment to Goldman Sachs was recorded as a reduction to stockholders’ equity, consisting of a $400 million increase in treasury stock, which reflects the value of the initial 3.06 million shares received upon initial settlement, and a $100 million decrease in capital in excess of par value, which reflects the value of stock held back by Goldman Sachs pending final settlement of the ASR Agreement. The final number of shares that we may receive, or be required to remit, under the ASR Agreement will be determined based on the daily volume-weighted average share price of our common stock over the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. Final settlement under the ASR Agreement will occur by the end of the first quarter of 2015. The ASR agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms upon certain specified events, the circumstances generally under which final settlement of the ASR Agreement may be accelerated or extended or the ASR agreement may be terminated early by Goldman Sachs or us, and various acknowledgments and representations made by the parties to each other. At final settlement, under certain circumstances, we may be entitled to receive additional shares of our

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock from Goldman Sachs or we may be required to make a payment. If we are obligated to make a payment, we may elect to satisfy such obligation in cash or shares of our common stock.  The obligations of Goldman Sachs under the ASR agreement are guaranteed by The Goldman Sachs Group, Inc.
In connection with employee stock plans, we acquired 0.4 million common shares for $42 million in 2014, 0.3 million common shares for $29 million in 2013, and 0.7 million common shares for $58 million in 2012.
Regulatory Requirements
Certain of our insurance subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these insurance subsidiaries, without prior approval by state regulatory authorities, or ordinary dividends, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required. Actual dividends paid may vary due to consideration of excess statutory capital and surplus and expected future surplus requirements related to, for example, premium volume and product mix.
Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements vary significantly at the state level. Our state regulated insurance subsidiaries had aggregate statutory capital and surplus of approximately $6.0 billion and $5.5 billion as of December 31, 2014 and 2013, respectively, which exceeded aggregate minimum regulatory requirements of $4.1 billion and $3.5 billion, respectively. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2015 is approximately $800 million in the aggregate. This compares to dividends that were paid to our parent company in 2014 of approximately $927 million.
16. COMMITMENTS, GUARANTEES AND CONTINGENCIES
Leases
We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2027. We sublease facilities or partial facilities to third party tenants for space not used in our operations. Rent with scheduled escalation terms are accounted for on a straight-line basis over the lease term. Rent expense and sublease rental income, which are recorded net as an operating cost, for all operating leases were as follows for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(in millions)
Rent expense	$226	$227	$218
Sublease rental income	(14)	(11)	(11)
Net rent expense	$212	$216	$207

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future annual minimum payments due subsequent to December 31, 2014 under all of our noncancelable operating leases with initial terms in excess of one year are as follows:

	Minimum Lease Payments	Sublease Rental Receipts	Net Lease Commitments
	(in millions)
For the years ending December 31,:
2015	$232	$(17)	$215
2016	198	(16)	182
2017	163	(15)	148
2018	110	(13)	97
2019	78	(9)	69
Thereafter	364	(9)	355
Total	$1,145	$(79)	$1,066
Purchase Obligations
We have agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. We have purchase obligation commitments of $94 million in 2015, $45 million in 2016, $20 million in 2017, $16 million in 2018, and none thereafter. Purchase obligations exclude agreements that are cancelable without penalty.
Off-Balance Sheet Arrangements
As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2014, we were not involved in any SPE transactions.
Guarantees and Indemnifications
Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our military services subsidiaries.
In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.
Government Contracts
Our Medicare products, which accounted for approximately 72% of our total premiums and services revenue for the year ended December 31, 2014, primarily consisted of products covered under the Medicare Advantage and Medicare Part D Prescription Drug Plan contracts with the federal government. These contracts are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year

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in which the contract would end. All material contracts between Humana and CMS relating to our Medicare products have been renewed for 2015, and all of our product offerings filed with CMS for 2015 have been approved.
CMS uses a risk-adjustment model which apportions premiums paid to Medicare Advantage, or MA, plans according to health severity of covered members. The risk-adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s traditional fee-for-service Medicare program (referred to as "Medicare FFS"). Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses the diagnosis data to calculate the risk-adjusted premium payment to MA plans, which CMS adjusts for coding pattern differences between the health plans and the government fee-for-service program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on these providers to document appropriately all medical data, including the diagnosis data submitted with claims. In addition, we conduct medical record reviews as part of our data and payment accuracy compliance efforts, to more accurately reflect diagnosis conditions under the risk adjustment model. These compliance efforts include the internal contract level audits described in more detail below.
CMS is continuing to perform audits of various companies’ selected MA contracts related to this risk adjustment diagnosis data. We refer to these audits as Risk-Adjustment Data Validation Audits, or RADV audits. RADV audits review medical records in an attempt to validate provider medical record documentation and coding practices which influence the calculation of premium payments to MA plans.
In 2012, CMS released a “Notice of Final Payment Error Calculation Methodology for Part C Medicare Advantage Risk Adjustment Data Validation (RADV) Contract-Level Audits.” The payment error calculation methodology provides that, in calculating the economic impact of audit results for an MA contract, if any, the results of the audit sample will be extrapolated to the entire MA contract based upon a comparison to “benchmark” audit data in Medicare FFS (which we refer to as the "FFS Adjuster"). This comparison to the Medicare FFS benchmark audit is necessary to determine the economic impact, if any, of audit results because the government program data set, including any attendant errors that are present in that data set, provides the basis for MA plans’ risk adjustment to payment rates. CMS already makes other adjustments to payment rates based on a comparison of coding pattern differences between MA plans and Medicare FFS data (such as for frequency of coding for certain diagnoses in MA plan data versus the government program data set).
The final methodology, including the first application of extrapolated audit results to determine audit settlements, is expected to be applied to the current round of RADV contract level audits being conducted on 2011 premium payments. Selected MA contracts will be notified of an audit at some point after the close of the final reconciliation for the payment year being audited. The final reconciliation occurs in August of the calendar year following the payment year. We have been notified that certain of our Medicare Advantage contracts have been selected for audit for contract year 2011.
Estimated audit settlements are recorded as a reduction of premiums revenue in our consolidated statements of income, based upon available information. We perform internal contract level audits based on the RADV audit methodology prescribed by CMS. Included in these internal contract level audits is an audit of our Private Fee-For-Service business which we used to represent a proxy of the benchmark audit data in Medicare FFS which has not yet been released. We based our accrual of estimated audit settlements for contract years 2011 (the first year that application of extrapolated audit results is applicable) through 2014 on the results of these internal contract level audits and update our estimates as each audit is completed. Estimates derived from these results were not material to our results of operations, financial position, or cash flows. However, as indicated, we are awaiting additional guidance from CMS regarding the benchmark audit data in Medicare FFS. Accordingly, we cannot determine whether such RADV audits will have a material adverse effect on our results of operations, financial position, or cash flows.
In addition, CMS' comments in formalized guidance regarding “overpayments” to MA plans appear to be inconsistent with CMS' prior RADV audit guidance. These statements, contained in the preamble to CMS’ final rule release regarding Medicare Advantage and Part D prescription drug benefit program regulations for Contract Year 2015,

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appear to equate each Medicare Advantage risk adjustment data error with an “overpayment” without reconciliation to the principles underlying the FFS Adjuster referenced above. We will continue to work with CMS to ensure that MA plans are paid accurately and that payment model principles are in accordance with the requirements of the Social Security Act, which, if not implemented correctly could have a material adverse effect on our results of operations, financial position, or cash flows.
At December 31, 2014, our military services business, which accounted for approximately 1% of our total premiums and services revenue for the year ended December 31, 2014, primarily consisted of the TRICARE South Region contract. The current five-year South Region contract, which expires March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On January 27, 2015, we received notice from the Defense Health Agency, or DHA, of its intent to exercise its option to extend the TRICARE South Region contract through March 31, 2016.
The loss of any of the contracts above or significant changes in these programs as a result of legislative or regulatory action, including reductions in premium payments to us, regulatory restrictions on profitability, including by comparison of our Medicare Advantage profitability to our non-Medicare Advantage business profitability and a requirement that they remain within certain ranges of each other, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our results of operations, financial position, and cash flows.
Our state-based Medicaid business accounted for approximately 2% of our total premiums and services revenue for the year ended December 31, 2014. In addition to our state-based Medicaid contracts in Florida and Kentucky, we have contracts in Illinois and Virginia for stand-alone dual eligible demonstration programs serving individuals dually eligible for both the federal Medicare program and the applicable state-based Medicaid program. We began serving members in Illinois in the first quarter of 2014 and in Virginia in the second quarter of 2014. In addition, we began serving members in Long-Term Care Support Services (LTSS) regions in Florida at various effective dates ranging from the second half of 2013 through the first quarter of 2014.
On June 26, 2013, the Puerto Rico Health Insurance Administration notified us of its election not to renew our three-year Medicaid contracts for the East, Southeast, and Southwest regions which ended June 30, 2013. Contractual transition provisions required the continuation of insurance coverage for beneficiaries through September 30, 2013 and also required an additional period of time thereafter to process residual claims.
Legal Proceedings and Certain Regulatory Matters
Florida Matters
On December 16, 2010, an individual filed a qui tam suit captioned United States of America ex rel. Marc Osheroff v. Humana et al. in the Southern District of Florida, against us, several of our health plan subsidiaries, and certain other companies that operate medical centers in Miami-Dade County, Florida. After the U.S. government declined to intervene, the Court ordered the complaint unsealed, and the individual plaintiff amended his complaint and served the Company on December 8, 2011. The amended complaint alleged certain civil violations by our CAC Medical Centers in Florida, including offering various amenities such as transportation and meals, to Medicare and dual eligible individuals in our community center settings. The amended complaint also alleged civil violations by our Medicare Advantage health plans in Florida, arising from the alleged activities of our CAC Medical Centers and the codefendants in the complaint. The amended complaint sought damages and penalties on behalf of the United States under the Anti-Inducement and Anti-Kickback Statutes and the False Claims Act. On September 28, 2012, the Court dismissed, with prejudice, all causes of action that were asserted in the amended complaint. On November 19, 2013, the individual plaintiff appealed the dismissal of the amended complaint. On January 16, 2015, the Court of Appeals for the Eleventh Circuit affirmed the dismissal of the amended complaint.
On January 6, 2012, the Civil Division of the United States Attorney’s Office for the Southern District of Florida advised us that it is seeking documents and information from us and several of our affiliates relating to several matters including the coding of medical claims by one or more South Florida medical providers, and loans to physician practices. On May 1, 2014, the U.S. Attorney's Office filed a Notice of Non-Intervention in connection with a civil qui tam suit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related to one of these matters captioned United States of America ex rel. Olivia Graves v. Plaza Medical Centers, et al., and the Court ordered the complaint unsealed. Subsequently, the individual plaintiff amended the complaint and served the Company, opting to continue to pursue the action. After the Court dismissed her complaint, the individual plaintiff filed a second amended complaint on October 23, 2014, which all defendants answered and moved to dismiss, which motions are pending with the Court. We continue to cooperate with and respond to information requests from the U.S. Attorney’s office. These matters could result in additional qui tam litigation.
Recently, the Civil Division of the United States Department of Justice provided us with an information request, separate from but related to the Plaza Medical matter, concerning our Medicare Part C risk adjustment practices. The request relates to our oversight and submission of risk adjustment data generated by providers in our Medicare Advantage network, including the providers identified in the Plaza Medical matter, as well as to our business and compliance practices related to risk adjustment data generated by our providers and by us, including medical record reviews conducted as part of our data and payment accuracy compliance efforts, the use of health and well-being assessments, and our fraud detection efforts. We continue to cooperate with and voluntarily respond to the information requests from the Department of Justice and the U.S. Attorney’s Office.
Other Lawsuits and Regulatory Matters
Our current and past business practices are subject to review or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance, health care delivery and benefits companies. These reviews focus on numerous facets of our business, including claims payment practices, provider contracting, risk adjustment, competitive practices, commission payments, privacy issues, utilization management practices, pharmacy benefits, access to care, and sales practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to some of our practices. We continue to be subject to these reviews, which could result in additional fines or other sanctions being imposed on us or additional changes in some of our practices.
We also are involved in various other lawsuits that arise, for the most part, in the ordinary course of our business operations, certain of which may be styled as class-action lawsuits. Among other matters, this litigation may include employment matters, claims of medical malpractice, bad faith, nonacceptance or termination of providers, anticompetitive practices, improper rate setting, provider contract rate disputes, failure to disclose network discounts and various other provider arrangements, general contractual matters, intellectual property matters, and challenges to subrogation practices. For example, a number of hospitals and other providers have asserted that, under their network provider contracts, we are not entitled to reduce Medicare Advantage payments to these providers in connection with changes in Medicare payment systems and in accordance with the Balanced Budget and Emergency Deficit Control Act of 1985, as amended (commonly referred to as “sequestration”). Those challenges have led and could lead to arbitration demands or other litigation. Also, under state guaranty assessment laws, we may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as we do.
As a government contractor, we may also be subject to qui tam litigation brought by individuals who seek to sue on behalf of the government, alleging that the government contractor submitted false claims to the government including, among other allegations, those resulting from coding and review practices under the Medicare risk adjustment model. Qui tam litigation is filed under seal to allow the government an opportunity to investigate and to decide if it wishes to intervene and assume control of the litigation. If the government does not intervene, the lawsuit is unsealed, and the individual may continue to prosecute the action on his or her own, on behalf of the government. We also are subject to other allegations of non-performance of contractual obligations to providers, members, and others, including failure to properly pay claims, improper policy terminations, challenges to our implementation of the Medicare Part D prescription drug program and other litigation.
A limited number of the claims asserted against us are subject to insurance coverage. Personal injury claims, claims for extracontractual damages, care delivery malpractice, and claims arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive

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damages is not permitted. In addition, insurance coverage for all or certain forms of liability has become increasingly costly and may become unavailable or prohibitively expensive in the future.
We record accruals for the contingencies discussed in both sections above to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described above because of the inherently unpredictable nature of legal proceedings, which also may be exacerbated by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery is not complete; (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes.
The outcome of any current or future litigation or governmental or internal investigations, including the matters described above, cannot be accurately predicted, nor can we predict any resulting judgments, penalties, fines or other sanctions that may be imposed at the discretion of federal or state regulatory authorities or as a result of actions by third parties. Nevertheless, it is reasonably possible that any such outcome of litigation, judgments, penalties, fines or other sanctions could be substantial, and the outcome of these matters may have a material adverse effect on our results of operations, financial position, and cash flows, and may also affect our reputation.

17. SEGMENT INFORMATION
On January 1, 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group, and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Businesses category, to our Group segment as we consider this contract with the government to be a group account. Prior period segment financial information has been recast to conform to the 2015 presentation.
We manage our business with three reportable segments: Retail, Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, Medicare benefits marketed to groups and includes our contract with CMS to administer the LI-NET prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Group segment consists of commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary benefit products, as well as administrative services only, or ASO, products and our health and wellness products primarily marketed to employer groups as well as military services, primarily our TRICARE South Region contract. The Healthcare Services segment includes services offered to our health plan members as well as to third parties including pharmacy solutions, provider services, home based services, clinical programs, and predictive modeling and informatics services. The Other Businesses category consists of our Puerto Rico Medicaid and closed-block long-term care insurance policies.
Our Healthcare Services intersegment revenues primarily relate to managing prescription drug coverage for members of our other segments through Humana Pharmacy Solutions®, or HPS, and includes the operations of RightSourceRx®, our mail order pharmacy business. These revenues consist of the prescription price (ingredient cost

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

plus dispensing fee), including the portion to be settled with the member (co-share) or with the government (subsidies), plus any associated administrative fees. Services revenues related to the distribution of prescriptions by third party retail pharmacies in our networks are recognized when the claim is processed and product revenues from dispensing prescriptions from our mail order pharmacies are recorded when the prescription or product is shipped. Our pharmacy operations, which are responsible for designing pharmacy benefits, including defining member co-share responsibilities, determining formulary listings, contracting with retail pharmacies, confirming member eligibility, reviewing drug utilization, and processing claims, act as a principal in the arrangement on behalf of members in our other segments. As principal, our Healthcare Services segment reports revenues on a gross basis including co-share amounts from members collected by third party retail pharmacies at the point of service.
In addition, our Healthcare Services intersegment revenues include revenues earned by certain owned providers derived from risk-based managed care agreements with our health plans. Under these agreements, the provider receives a monthly capitated fee that varies depending on the demographics and health status of the member, for each member assigned to these owned providers by our health plans. The owned provider assumes the economic risk of funding the assigned members’ healthcare services and related administrative costs. Accordingly, our Healthcare Services segment reports provider services related revenues on a gross basis. Capitation fee revenue is recognized in the period in which the assigned members are entitled to receive healthcare services.
We present our consolidated results of operations from the perspective of the health plans. As a result, the cost of providing benefits to our members, whether provided via a third party provider or internally through a stand-alone subsidiary, is classified as benefits expense and excludes the portion of the cost for which the health plans do not bear responsibility, including member co-share amounts and government subsidies of $9.7 billion in 2014, $7.3 billion in 2013, and $6.3 billion in 2012. In addition, depreciation and amortization expense associated with certain businesses in our Healthcare Services segment delivering benefits to our members, primarily associated with our provider services and pharmacy operations, are included with benefits expense. The amount of this expense was $116 million in 2014, $93 million in 2013, and $43 million in 2012. The increase in 2013 primarily was due to amortization expense associated with the December 21, 2012 acquisition of Metropolitan.
Other than those described previously, the accounting policies of each segment are the same and are described in Note 2. Transactions between reportable segments consist of sales of services rendered by our Healthcare Services segment, primarily provider, pharmacy, and clinical programs, to our Retail and Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at a corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations in the tables presenting segment results below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our segment results were as follows for the years ended December 31, 2014, 2013, and 2012:

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2014
Revenues—external customers
Premiums:
Individual Medicare Advantage	$25,782	$—	$—	$—	$—	$25,782
Group Medicare Advantage	5,490	—	—	—	—	5,490
Medicare stand-alone PDP	3,404	—	—	—	—	3,404
Total Medicare	34,676	—	—	—	—	34,676
Fully-insured	3,265	5,339	—	—	—	8,604
Specialty	256	1,098	—	—	—	1,354
Military services	—	19	—	—	—	19
Medicaid and other	1,255	—	—	51	—	1,306
Total premiums	39,452	6,456	—	51	—	45,959
Services revenue:
Provider	—	23	1,254	—	—	1,277
ASO and other	39	740	—	9	—	788
Pharmacy	—	—	99	—	—	99
Total services revenue	39	763	1,353	9	—	2,164
Total revenues—external customers	39,491	7,219	1,353	60	—	48,123
Intersegment revenues
Services	—	78	15,098	—	(15,176)	—
Products	—	—	3,749	—	(3,749)	—
Total intersegment revenues	—	78	18,847	—	(18,925)	—
Investment income	97	23	—	60	197	377
Total revenues	39,588	7,320	20,200	120	(18,728)	48,500
Operating expenses:
Benefits	33,508	5,130	—	102	(574)	38,166
Operating costs	4,576	1,936	19,307	17	(18,197)	7,639
Depreciation and amortization	165	103	155	—	(90)	333
Total operating expenses	38,249	7,169	19,462	119	(18,861)	46,138
Income from operations	1,339	151	738	1	133	2,362
Interest expense	—	—	—	—	192	192
Income (loss) before income taxes	$1,339	$151	$738	$1	$(59)	$2,170
Premium and services revenues derived from our contracts with the federal government, as a percentage of our total premium and services revenues, was approximately 73% for 2014, compared to 75% for 2013 and 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2013
Revenues—external customers
Premiums:
Individual Medicare Advantage	$22,481	$—	$—	$—	$—	$22,481
Group Medicare Advantage	4,710	—	—	—	—	4,710
Medicare stand-alone PDP	3,033	—	—	—	—	3,033
Total Medicare	30,224	—	—	—	—	30,224
Fully-insured	1,160	5,117	—	—	—	6,277
Specialty	210	1,095	—	—	—	1,305
Military services	—	25	—	—	—	25
Medicaid and other	328	—	—	670	—	998
Total premiums	31,922	6,237	—	670	—	38,829
Services revenue:
Provider	—	21	1,291	—	—	1,312
ASO and other	18	714	—	6	—	738
Pharmacy	—	—	59	—	—	59
Total services revenue	18	735	1,350	6	—	2,109
Total revenues—external customers	31,940	6,972	1,350	676	—	40,938
Intersegment revenues
Services	—	51	11,890	—	(11,941)	—
Products	—	—	2,803	—	(2,803)	—
Total intersegment revenues	—	51	14,693	—	(14,744)	—
Investment income	92	24	—	59	200	375
Total revenues	32,032	7,047	16,043	735	(14,544)	41,313
Operating expenses:
Benefits	27,164	4,847	—	962	(409)	32,564
Operating costs	3,232	1,860	15,372	56	(14,165)	6,355
Depreciation and amortization	146	100	151	6	(70)	333
Total operating expenses	30,542	6,807	15,523	1,024	(14,644)	39,252
Income (loss) from operations	1,490	240	520	(289)	100	2,061
Interest expense	—	—	—	—	140	140
Income (loss) before income taxes	$1,490	$240	$520	$(289)	$(40)	$1,921
Benefits expense for Other Businesses for 2013 includes $243 million for reserve strengthening associated with our closed block of long-term care insurance policies as discussed more fully in Note 18.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2012
Revenues—external customers
Premiums:
Individual Medicare Advantage	$20,788	$—	$—	$—	$—	$20,788
Group Medicare Advantage	4,064	—	—	—	—	4,064
Medicare stand-alone PDP	2,861	—	—	—	—	2,861
Total Medicare	27,713	—	—	—	—	27,713
Fully-insured	1,004	4,996	—	—	—	6,000
Specialty	171	1,070	—	—	—	1,241
Military services	—	1,017	—	—	—	1,017
Medicaid and other	185	—	—	853	—	1,038
Total premiums	29,073	7,083	—	853	—	37,009
Services revenue:
Provider	—	13	1,037	—	—	1,050
ASO and other	36	618	—	6	—	660
Pharmacy	—	—	16	—	—	16
Total services revenue	36	631	1,053	6	—	1,726
Total revenues—external customers	29,109	7,714	1,053	859	—	38,735
Intersegment revenues
Services	2	31	9,745	—	(9,778)	—
Products	—	—	2,342	—	(2,342)	—
Total intersegment revenues	2	31	12,087	—	(12,120)	—
Investment income	96	25	—	58	212	391
Total revenues	29,207	7,770	13,140	917	(11,908)	39,126
Operating expenses:
Benefits	24,751	5,676	—	894	(336)	30,985
Operating costs	2,997	1,837	12,628	46	(11,678)	5,830
Depreciation and amortization	142	86	89	5	(27)	295
Total operating expenses	27,890	7,599	12,717	945	(12,041)	37,110
Income (loss) from operations	1,317	171	423	(28)	133	2,016
Interest expense	—	—	—	—	105	105
Income (loss) before income taxes	$1,317	$171	$423	$(28)	$28	$1,911
18. EXPENSES ASSOCIATED WITH LONG-DURATION INSURANCE PRODUCTS
Premiums associated with our long-duration insurance products accounted for approximately 2% of our consolidated premiums and services revenue for the year ended December 31, 2014. We use long-duration accounting for products such as long-term care, life insurance, annuities, and certain health and other supplemental policies sold to individuals because they are expected to remain in force for an extended period beyond one year and because premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. As a result, we defer policy acquisition costs, primarily consisting of commissions, and amortize them over the estimated life of the policies in proportion to premiums earned.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, we establish reserves for future policy benefits in recognition of the fact that some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, and maintenance expense assumptions. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is issued and only change if our expected future experience deteriorates to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits and maintenance costs (i.e. the loss recognition date). As discussed in Note 2, beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model because premiums received in the current year are intended to pay anticipated benefits in that year.
The table below presents deferred acquisition costs and future policy benefits payable associated with our long-duration insurance products for the years ended December 31, 2014 and 2013.

	2014		2013
	Deferred acquisition costs	Future policy benefits payable	Deferred acquisition costs	Future policy benefits payable
	(in millions)
Other long-term assets	$167	$—	$166	$—
Trade accounts payable and accrued expenses	—	(68)	—	(67)
Long-term liabilities	—	(2,349)	—	(2,207)
Total asset (liability)	$167	$(2,417)	$166	$(2,274)
In addition, future policy benefits payable include amounts of $210 million at December 31, 2014 and $215 million at December 31, 2013 which are subject to 100% coinsurance agreements as more fully described in Note 19.
Benefits expense associated with future policy benefits payable was $32 million in 2014, $354 million in 2013, and $136 million in 2012. Benefits expense for 2013 included net charges of $243 million associated with our closed block of long-term care insurance policies discussed further below. Amortization of deferred acquisition costs included in operating costs was $39 million in 2014, $55 million in 2013, and $44 million in 2012.
Future policy benefits payable include $1.5 billion at December 31, 2014 and $1.4 billion at December 31, 2013 associated with a non-strategic closed block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG. Future policy benefits payable includes amounts charged to accumulated other comprehensive income for an additional liability that would exist on our closed-block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was $123 million of additional liability at December 31, 2014 and no additional liability at December 31, 2013. Amounts charged to accumulated other comprehensive income are net of applicable deferred taxes.
Long-term care insurance policies provide nursing home and home health coverage for which premiums are collected many years in advance of benefits paid, if any. Therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual interest, morbidity, mortality, and maintenance expense assumptions from those assumed in our reserves are particularly significant to our closed block of long-term care insurance policies. We monitor the loss experience of these long-term care insurance policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases and/or loss experience vary from our loss recognition date assumptions, future adjustments to reserves could be required.
During 2013, we recorded a loss for a premium deficiency. The premium deficiency was based on current and anticipated experience that had deteriorated from our locked-in assumptions from the previous December 31, 2010 loss recognition date, particularly as they related to emerging experience due to an increase in life expectancies and utilization of home health care services. Based on this deterioration, and combined with lower interest rates, we determined that

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our existing future policy benefits payable, together with the present value of future gross premiums, associated with our closed block of long-term care insurance policies were not adequate to provide for future policy benefits and maintenance costs under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during 2013 we recorded $243 million of additional benefits expense, with a corresponding increase in future policy benefits payable of $350 million partially offset by a related reinsurance recoverable of $107 million included in other long-term assets.
During 2012, we recorded a change in estimate associated with future policy benefits payable for our closed-block of long-term care insurance policies resulting in additional benefits expense of $29 million. This change in estimate was based on current claim experience demonstrating an increase in the length of the time policyholders already in payment status remained in such status. Future policy benefits payable was increased to cover future payments to policyholders currently in payment status.
Deferred acquisition costs included $59 million and $66 million associated with our individual commercial medical policies at December 31, 2014 and December 31, 2013, respectively. Future policy benefits payable associated with our individual commercial medical policies were $297 million at December 31, 2014 and $327 million at December 31, 2013.
19. REINSURANCE
Certain blocks of insurance assumed in acquisitions, primarily life, long-term care, and annuities in run-off status, are subject to reinsurance where some or all of the underwriting risk related to these policies has been ceded to a third party. In addition, a large portion of our reinsurance takes the form of 100% coinsurance agreements where, in addition to all of the underwriting risk, all administrative responsibilities, including premium collections and claim payment, have also been ceded to a third party. We acquired these policies and related reinsurance agreements with the purchase of stock of companies in which the policies were originally written. We acquired these companies for business reasons unrelated to these particular policies, including the companies’ other products and licenses necessary to fulfill strategic plans.
A reinsurance agreement between two entities transfers the underwriting risk of policyholder liabilities to a reinsurer while the primary insurer retains the contractual relationship with the ultimate insured. As such, these reinsurance agreements do not completely relieve us of our potential liability to the ultimate insured. However, given the transfer of underwriting risk, our potential liability is limited to the credit exposure which exists should the reinsurer be unable to meet its obligations assumed under these reinsurance agreements.
Reinsurance recoverables represent the portion of future policy benefits payable and benefits payable that are covered by reinsurance. Amounts recoverable from reinsurers are estimated in a manner consistent with the methods used to determine future policy benefits payable as detailed in Note 2. Excluding reinsurance associated with the Health Care Reform Law discussed in Note 2, reinsurance recoverables, included in other current and long-term assets, were $646 million at December 31, 2014 and $578 million at December 31, 2013. The percentage of these reinsurance recoverables resulting from 100% coinsurance agreements was approximately 45% at December 31, 2014 and approximately 37% at December 31, 2013. Premiums ceded were $357 million in 2014, $33 million in 2013 and $34 million in 2012. Benefits ceded were $272 million in 2014, $70 million in 2013, and $86 million in 2012. Ceded premium and benefits in 2014 reflect a July 1, 2014 amendment ceding all risk under a Medicaid contract to a third party reinsurer.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We evaluate the financial condition of these reinsurers on a regular basis. These reinsurers are well-known and well-established, as evidenced by the strong financial ratings at December 31, 2014 presented below:

Reinsurer	Total Recoverable	A.M. Best Rating at December 31, 2014
	(in millions)
Protective Life Insurance Company	$188	A+ (superior)
Munich American Reassurance Company	148	A+ (superior)
Employers Reassurance Corporation	90	A- (excellent)
General Re Life Corporation	89	A++ (superior)
All others	131	A+ to B++ (superior to good)
	$646
The all other category represents 16 reinsurers with individual balances less than $80 million. Three of these reinsurers have placed an aggregate of $99 million of cash and securities in trusts and funds withheld accounts, an amount at least equal to the total recoverable from each of these reinsurers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Humana Inc.:
In our opinion, the consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Humana Inc. and its subsidiaries (“Company”) at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules (not appearing herein) listed in the index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A (not appearing herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
February 18, 2015 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassifications as discussed in Note 2, to which the date is August 10, 2015)